Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in (i) the Registration Statement on Form S-8 (No. 333-149191) and (ii) the Registration Statement on Form S-3 and Form S-3/A (333-161676) of Dana Holding Corporation of our reports dated February 24, 2010 and March 16, 2009 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

/s/  PricewaterhouseCoopers LLP
Toledo, Ohio
February 24, 2010